Exhibit (a)(5)(iv)

For More Information Contact:

Scott Tagliarino

(212) 974-6000

(917) 922-2364 (cell)

ELLIOTT EXTENDS TENDER OFFER FOR EPICOR SOFTWARE CORPORATION

NEW YORK (November 19, 2008) – Elliott Associates, L.P., a major stockholder of Epicor Software Corporation (NASDAQ: EPIC) that owns collectively with its affiliated funds 12.5% of the common stock of the company, today announced that it is extending the duration of its offer to purchase all of the outstanding shares of common stock of Epicor at $7.50 per share until 11:59 P.M., New York City time, on Wednesday, December 3, 2008. Elliott’s offer was scheduled to expire at 11:59 P.M., New York City time, on Tuesday, November 18, 2008.

As of 4:00 P.M., New York City time, on Tuesday, November 18, 2008, approximately 14,419,173 shares of the common stock of Epicor had been tendered in and not withdrawn from the offer.

About Elliott Associates

Elliott Associates, L.P. and its sister fund, Elliott International, L.P. have more than $14.5 billion of capital under management. Founded in 1977, Elliott is one of the oldest hedge funds under continuous management. The Elliott funds’ investors include large institutions, high-net-worth individuals and families, and employees of the firm.

All trademarks used or mentioned in this release are protected by law.

IMPORTANT INFORMATION

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER FOR EPICOR’S COMMON STOCK. ELLIOTT FILED A TENDER OFFER STATEMENT ON SCHEDULE TO (CONTAINING AN OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND RELATED MATERIALS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) ON OCTOBER 15, 2008. THESE MATERIALS, AS AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION AND INVESTORS AND STOCKHOLDERS OF EPICOR ARE ADVISED TO READ THESE DISCLOSURE MATERIALS CAREFULLY. INVESTORS AND STOCKHOLDERS CAN OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY ELLIOTT WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THE DISCLOSURE MATERIALS MAY ALSO BE OBTAINED AT NO COST FROM THE INFORMATION AGENT, MACKENZIE PARTNERS, INC. COLLECT AT (212) 929-5500 OR TOLL-FREE AT (800) 322-2885. YOU MAY ALSO EMAIL MACKENZIE PARTNERS, INC. AT TENDEROFFER@MACKENZIEPARTNERS.COM.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS. ALL STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE NOT CLEARLY HISTORICAL IN NATURE OR THAT NECESSARILY DEPEND ON FUTURE EVENTS ARE FORWARD-LOOKING, AND THE WORDS “ANTICIPATE,” “BELIEVE,” “EXPECT,” “ESTIMATE,” “PLAN,” AND SIMILAR EXPRESSIONS ARE GENERALLY INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS OF ELLIOTT AND ITS AFFILIATES AND CURRENTLY AVAILABLE INFORMATION. THEY ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE CERTAIN RISKS AND UNCERTAINTIES THAT ARE DIFFICULT TO PREDICT AND ARE BASED UPON ASSUMPTIONS AS TO FUTURE EVENTS THAT MAY NOT PROVE TO BE ACCURATE.

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